Exhibit 99.1

        5300 Town and Country Blvd., Suite 500
        Frisco, Texas 75034
        Telephone: (972) 668-8834
        Contact: Gary H. Guyton
        Director of Planning and Investor Relations
        Web Site:  www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REGAINS
FULL COMPLIANCE WITH NYSE LISTING STANDARDS

FRISCO, TEXAS, December 5, 2016 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today announced that it received notice from the New York Stock Exchange ("NYSE") that the Company is now considered in full compliance with the NYSE continued listing standards.

The NYSE stated that it based the determination on Comstock's consistent and positive performance with respect to the plan the Company previously submitted to regain compliance and its achievement of compliance with the minimum market capitalization and shareholders' equity requirements.

The Company will be subject to a twelve month follow-up period to ensure that it remains in compliance with the NYSE's continued listing standards, as well as being subject to its normal monitoring procedures of listed companies.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.